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                                                                      Exhibit 12

                          ORBITAL IMAGING CORPORATION
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                ($ IN THOUSANDS)

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
                                                               DECEMBER 31,
                                   -------------------------------------------------------------------------------------
                                      1993           1994         1995             1996            1997           1997
                                      ----           ----         ----             ----            ----           ----
                                                                                                              (PRO FORMA)
FIXED CHARGES:
  Capitalized Interest..........        --             --             --             --               --      19,508,929
  Portion of rent expense
    representative of interest..        7,770          8,546          9,400         32,000       117,000         117,000
                                   ----------     ----------     ----------     ----------    ----------      ----------
Total Fixed Charges.............        7,770          8,546          9,400         32,000       117,000      19,625,929
                                   ==========     ==========     ==========     ==========    ==========      ==========

EARNINGS:
  Loss before income taxes......   (1,702,000)    (3,956,000)    (5,802,000)    (4,895,000)   (7,094,000)     (7,094,000)
  Fixed charges, less
    capitalized interest........        7,770          8,546          9,400         32,000       117,000         117,000
                                   ----------     ----------     ----------     ----------    -----------     ----------
  Earnings adjusted for
    fixed charges...............   (1,694,230)    (3,947,454)    (5,792,600)    (4,863,000)   (6,977,000)     (6,977,000)
                                   ==========     ==========     ==========     ==========    ===========     ==========
RATIO OF EARNINGS
  TO FIXED CHARGES                      --             --             --             --            --              --

DEFICIENCY IN EARNINGS TO
  COVER FIXED CHARGES              (1,702,000)    (3,956,000)    (5,802,000)    (4,895,000)   (7,094,000)    (26,602,929)

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